Exhibit 5.1

                  [LETTERHEAD OF THE BOUGHTON LAW CORPORATION]



June 1, 2010

Deer Bay Resources Inc.
#401-2366 Wall Street
Vancouver, BC  V6H 4Z1

Attention: Mr. Garry Wong, President and Chief Executive Officer

Dear Ladies and Gentlemen:

Re: Deer Bay Resources Inc.
    Registration Statement on Form S-1

We are acting as legal counsel for Deer Bay Resources Inc., a Nevada corporation (the "Company"), in connection with the registration statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission on the date hereof. The Registration Statement relates to the registration of an aggregate of 41,610,000 shares of common stock of the Company (the "Common Stock") under the Securities Act of 1933, as amended (the "Securities Act'), for resale by the selling shareholders as named in the Registration Statement (the "Selling Shareholders").

In connection with this opinion, we have made investigations and examined records, including: (i) the Registration Statement; (ii) the Company's Articles of Incorporation, as amended; (iii) the Company's Bylaws; (iv) certain records of the Company; (v) the subscription agreements entered into between the Selling Shareholders and the Company for the acquisition of the shares of Common Stock (collectively, the "Subscription Agreements"); (vi) an officer's certificate executed by Garry Wong, as the President/Chief Executive Officer of the Company; and (vii) such other instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion. We have also
reviewed  the  corporate   proceedings  of  the  Company  with  respect  to  the
authorization of the issuance of the shares of Common Stock. For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.
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Based upon the foregoing,  we are of the opinion that the shares of Common Stock
held  by  the  Selling   Shareholders   are  validly  issued,   fully  paid  and
non-assessable. We are further of the opinion that when the Registration Statement becomes effective under the Securities Act the shares of Common Stock to be sold by the Selling Shareholders to the public, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Registration Statement.

Yours truly,

BOUGHTON LAW CORPORATION

by Charles Rendina Law Corporation


Per: /s/ Charles Rendina
    ------------------------------
    Charles Rendina